Exhibit 11(a)

Consent of Independent Registered Public Accounting Firm

GK Investment Holdings III LLC

Barrington, Illinois

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of GK Investment Holdings III LLC (the “Company”) of our report dated June 12, 2025, with respect to the balance sheet of the Company as of March 31, 2025 and of the related statements of operations, members’ equity, and cash flows for the period from inception (March 5, 2025) through March 31, 2025, and the related notes to the financial statements.

/s/ Cherry Bekaert LLP

Richmond, Virginia

June 12, 2025